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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Basic Energy Services, Inc.:

        We consent to the use of our report dated June 13, 2005, except as to Note 19b, which is as of July 25, 2005 and Note 19c, which is as of September 22, 2005 with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the registration statement and related prospectus. Our report refers to a change in accounting for asset retirement obligations as of January 1, 2003 and to a change in accounting for goodwill and other intangible assets as of January 1, 2002.

        We also consent to the use of our report dated August 3, 2005, with respect to the combined statements of operations, equity and cash flows of PWI, Inc., PWI Management, LLC, Parker Windham, Ltd., PWI Rentals, L.P., PWI Express Services, L.P. and PWI Disposal, L.P. (collectively referred to as "PWI") for the nine months ended September 30, 2003, included herein and to the reference to our firm under the heading "Experts" in the registration statement and related prospectus. Our report refers to a change in accounting for asset retirement obligations as of January 1, 2003.

KPMG LLP
Dallas, Texas

November 22, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm